EXHIBIT 3.1

[SEAL]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz

Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955—After Issuance of Class or Series)

1. Name of Corporation:	Dwango North America Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:	Series A Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The definition of Optional Redemption Event contained in Section 1 of the Certificate of Designations of Series A Convertible Preferred Stock is amended to delete subparagraph (1) thereof.

5. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required):	/s/ J. Paul Quinn

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filing Fee: $175.00

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.	Nevada Secretary of State AM 78.1955 After Issue 2003 Revised on: 10/30/03